Exhibit 99.1

Press Release
www.shire.com

Shire appoints Sara Mathew to Board of Directors

Dublin, Ireland – September 1, 2015 – Shire plc (LSE: SHP, NASDAQ: SHPG) announces the appointment of Sara Mathew to its Board of Directors as a Non-Executive Director. Sara will also be a member of the Audit, Compliance & Risk Committee of the Shire Board. Both appointments will be effective as of September 1, 2015.

Sara previously served as Chairman, President and Chief Executive Officer of Dun & Bradstreet, Inc. (D&B), retiring in December 2013. During her 12-year tenure at D&B, she helped drive the transformation of the company from being a data provider to an innovative digital enterprise that leverages big data, insights and analytics. In 2013, Sara was named the top value creator in the S&P 500 by Chief Executive magazine.

Before joining D&B, Sara spent 18 years at The Procter & Gamble Company in a variety of global senior finance and management positions, including Vice President, Finance, Australia, Asia and India. She is currently a director of Avon Products, Inc., Campbell Soup Company and Freddie Mac, and a member of the International Advisory Council for Zurich Financial Services Group.

Sara received an MBA from Xavier University in Cincinnati, Ohio, her Accounting degree from the Institute of Cost & Works Accountants in Chennai, India, and her Bachelor’s degree in Physics, Mathematics and Chemistry from the University of Madras in Chennai, India.

Susan Kilsby, Shire’s Chairman, said: “Sara is a highly-skilled global leader who has demonstrated success in driving strategy and transformation to deliver value for stakeholders. Sara also understands first-hand the power of disruptive technologies to substantially influence business in the future, an emerging dynamic in healthcare. I am confident that Sara’s unique combination of skills and experience will further enrich the Shire Board of Directors as we advance towards becoming a global biotechnology leader.”

No further information is required to be disclosed under 9.6.13R of the UK Listing Rules.

For further information please contact:

Investor Relations
Matthew Osborne	mattosborne@shire.com	+1 781 482 9502
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Michele Galen	mgalen@shire.com	+781 482 1867
Jessica Cotrone	jcotrone@shire.com	+1 781 482 9538

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com